UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2010

ARCH CHEMICALS, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-14601	06-1526315
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Merritt 7, Norwalk, CT	06851
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 229-2900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 17, 2010, Arch Chemicals, Inc. (“Arch” or the “Company”) and certain of its subsidiaries entered into a definitive agreement (the “Agreement”) to sell its Industrial Wood Coatings business (“IWC Business”) to The Sherwin-Williams Company and certain of its affiliates (collectively, “SW”) for approximately €39.9 million in cash. The transaction is targeted to close on March 31, 2010.

The Agreement covers operations located in Italy, United Kingdom (“U.K.”), Spain, North America and Singapore. These locations manufacture and supply a wide range of industrial coatings used for surface protection and decorative finishes in furniture and joinery applications. Key product lines include polyester-based, polyurethane-based and water-based coatings and stains as well as UV systems. Arch Coatings France S.A., a subsidiary of the Company, is in the process of consulting with the representatives of the IWC employees in France as required by French law regarding the envisaged sale of the French IWC operations to SW, and although no decision has been made regarding such sale, the Company hopes to conclude an agreement for such sale in the near future.

Below is a brief summary of the Agreement.

1. Overview: The sale of IWC Business is on a cash/debt-free basis to SW. The transaction is structured as follows:

•	An assets sale by Arch and its U.K. subsidiaries (Arch Coatings UK Limited and Hickson Limited) of the IWC Business in the United States and U.K.; and

•

A share sale by Arch subsidiaries of the shares held in the companies that operate the IWC Business in Italy, Spain and Singapore. The subsidiaries subject to sale are Arch Coatings España, S.L., Arch Sayerlack Coatings Singapore Pte Ltd, Arch Sayerlack Coatings S.R.L. and Arch Color S.R.L.

2. Purchase Price: Approximately €39.9 million, payable in cash (subject to an adjustment following closing based on working capital at December 31, 2008) and the assumption of certain business obligations.

3. Excluded assets and liabilities: Certain assets are carved out of the sale, including cash and certain retained trademarks and Information Technology; and certain liabilities are carved out, including borrowings of the Arch group, and certain litigation and certain customer/agent claims.

4. Conditions: The transaction is subject to certain closing conditions, including a condition that no material adverse change (as defined in the Agreement) to the IWC Business having occurred since the signing of the Agreement.

5. Termination: The Agreement may be terminated (i) where any of the conditions are not satisfied within nine months of the date of signing, (ii) where closing is not carried out pursuant to the arrangements set out in the Agreement, or (iii) where the purchasers become aware of a material adverse change affecting the IWC Business after signing which is not cured within 30 days.

6. Indemnities: The sellers are indemnifying the purchasers in relation to (i) pre-closing employee claims, (ii) certain specifically identified retained litigation and claims, (iii) pre-closing tax liabilities and (iv) certain specifically identified on-site environmental liabilities and certain other environmental liabilities. The indemnification for off-site environmental liabilities is subject to a seven-year time limit and the indemnification for violations of environmental laws or permits is subject to a three-year time limit. The environmental indemnity is also subject to a €5 million financial cap, subject to exclusion from the cap of certain specifically identified on-site environmental liabilities.

7. Limitations: The liabilities of the sellers to the purchasers are subject to customary limitations. The sellers’ liability under the warranties (excluding certain title warranties) and certain environmental indemnities (as described above) is capped at €5 million.

8. Restrictions on Sellers’ Business Activities: Following closing, the sellers will be subject to non-compete obligations with the IWC Business for a period of three years and from soliciting senior employees of the IWC Business for a period of two years.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 2 hereto and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure

A copy of the press release announcing the transaction is attached as Exhibit 99 hereto and incorporated by reference herein.

Item 9.01.	Exhibits.

Exhibit No.	Description

2	Agreement dated 17 February 2010 among Hickson Nederland BV, Hickson Investments Limited, Arch UK Biocides Limited, Arch Chemicals, Inc., Arch Coatings UK Limited, Hickson Limited RPG Acquisition Limited, The Sherwin-Williams Company and Sherwin-Williams Coatings S.à r.l.

99	Press Release of the Registrant dated February 17, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 23, 2010

ARCH CHEMICALS, INC.

By:	/s/ Joseph H. Shaulson
Name:	Joseph H. Shaulson
Title:	Senior Vice President, Wood Protection, Industrial Coatings and Personal Care Ingredients

EXHIBIT INDEX

Exhibit No.	Description

2	Agreement dated 17 February 2010 among Hickson Nederland BV, Hickson Investments Limited, Arch U.K. Biocides Limited, Arch Chemicals, Inc., Arch Coatings U.K. Limited, Hickson Limited (U.K.), RPG Acquisition Limited, The Sherwin-Williams Company and Sherwin-Williams Coatings S.à r.l.

99	Press Release of the Registrant dated February 17, 2010.